SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2017

REX ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

366 Walker Drive

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 16, 2017, Rex Energy Corporation (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with the continued listing requirements of The Nasdaq Capital Market because (i) the Company’s reported stockholders equity as of September 30, 2017 was less than $2.5 million and (ii) the Company currently does not meet the alternative criteria based on market value of listed securities or net income from continuing operations. The notice has no immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on The Nasdaq Capital Market under the symbol “REXX”.

The Company has a period of 45 calendar days, or until January 2, 2018, to submit a plan to regain compliance to Nasdaq. If the Company’s plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from November 16, 2017 to evidence compliance. The Company is currently evaluating available options to regain compliance with the listing requirements and intends to provide Nasdaq with a plan before January 2, 2018. There can be no assurance that Nasdaq will accept the Company’s plan or that the Company will be able to regain compliance with the minimum stockholders’ equity requirement or maintain compliance therewith or with any other Nasdaq requirement in the future. If the Company’s plan is not accepted by Nasdaq, or if the Company does not regain compliance in the timeframe required by Nasdaq, the Company’s securities would be subject to delisting from The Nasdaq Capital Market unless the Company requests a hearing before a Nasdaq hearings panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Curtis J. Walker
Curtis J. Walker
Chief Accounting Officer

Dated: November 22, 2017